Marketing Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of MONTH/DAY, 2019 (the “Effective Date”) by and among:

1.	ALPS Distributors, Inc., a corporation incorporated in the State of Colorado, registered broker-dealer with the U.S. Securities and Exchange Commission and a member of the Financial Industry Regulatory Authority, Inc. ("ADI");

2.	Each of the investment vehicles listed in Schedule C (each, a “Fund” and collectively, the “Funds”); and

Clough Global Dividend and Income Fund, Clough Global Equity Fund, and Clough Global Opportunities Fund, and ADI each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1. As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Client Data” means all data of the Funds (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, and Market Data provided by the Funds or Management and all output and derivatives thereof, necessary to enable ADI to perform the Services, but excluding ADI Property.

(f) “Confidential Information” means any information about the Funds, Management or ADI, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g) “Data Supplier” means a supplier of Market Data.

(h) “Fund” or “Funds” means each investment vehicle listed in Schedule C.

(i) “Governing Documents” means the constitutional documents of an entity and, with respect to the Funds, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statement, offering document, offering memorandum, subscription materials and other disclosure documents utilized by such Fund in connection with the offering of any of its shares, securities or interests to investors, all as amended from time to time.

(j) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(k) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority in effect from time to time.

(l) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(m) “Management” means Clough Capital Partners L.P.

(n) “Market Data” means third party transaction data, including settlement and related data.

(o) “NSCC” means the National Securities Clearing Corporation.

(p) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(q) “Services” means the services listed in Schedule A.

(r) “ADI Associates” means ADI and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(s) “ADI Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ADI in connection with its performance of the Services.

(t) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(u) “Rights Offering” means the offering of transferable subscription rights, issued by a Fund, to such Fund’s common shareholders of record in 2019, in accordance with the Fund’s then-current effective prospectus.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Expenses

2.1. Subject to the terms of this Agreement, ADI will perform the Services set forth in Schedule A for each Fund. ADI shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, underwriting related or analogous duties or obligations, shall be implied. A Fund’s request(s) to change the Services, including those necessitated by a change to the Governing Documents of a Fund or any changes in applicable Law, will only be binding on ADI when they are reflected in an amendment to Schedule A.

2.2. The Funds agree to pay the expenses and charges set forth in Schedule B.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ADI to one or more of its Affiliates or other Persons (and any required Fund consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ADI. If ADI delegates any Services, (i) such delegation shall not relieve ADI of its duties and obligations hereunder, and (ii) if required by applicable Law, ADI will identify such agents and the Services delegated and will update the Funds when making any material changes in sufficient detail to enable the Funds to object to a particular arrangement.

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3.	Fund and Management Responsibilities

3.1. The management and control of the Funds are vested exclusively in each Fund’s governing body (e.g., the board of directors for a company) and Management, subject to the terms and provisions of each Fund’s Governing Documents. Each Fund’s governing body and Management will make all decisions, perform all management functions relating to the operation of such Fund, and Management shall authorize all transactions. Without limiting the foregoing, it shall be the responsibility of the Funds and not ADI to ensure that Management shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Funds.

(b) Evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ADI of any errors it is in a position to identify.

(c) Provide ADI with timely and accurate information required by ADI in order to perform the Services and its duties and obligations hereunder.

3.2. Each of the Funds is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is each Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. A Fund will notify ADI in writing of any changes to such Fund’s Governing Documents that may materially impact the Services and/or that affect a Fund’s transaction profile in any material respect prior to such changes taking effect. ADI is not responsible for monitoring compliance by a Fund or Management with (i) Law, (ii) its respective Governing Documents or (iii) any transaction restrictions.

3.3. In the event that Market Data is supplied to or through ADI Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Funds and Management in connection with the Services and (ii) not be disseminated by the Funds or Management or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ADI nor any Data Supplier shall be liable to a Fund, Management or any other Person for any Losses with respect to Market Data, reliance by ADI Associates or a Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.4. Each Fund shall deliver, and ensure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ADI, all information and documents reasonably requested, in writing, by ADI in order to perform due diligence on the Funds in order for ADI to provide the Services.

3.5. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith ADI Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ADI Associates in connection with the performance of the Services and ADI’s duties and obligations hereunder, without further enquiry or liability.

4.	Term

4.1. The term of this Agreement shall commence on the Effective Date and shall end on the expiration date of each Fund’s Rights Offering.

5.	Termination

5.1. ADI or a Fund also may, by written notice to the other, terminate this Agreement without 60 calendar days written notice if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is a Fund, if either becomes subject to a material Action or an Action that ADI reasonably determines could cause ADI reputational harm, or (v) where the other Party is a Fund, material changes in such Fund’s Governing Documents or the assumptions set forth in Section 1 of Schedule B are determined by ADI, in its reasonable discretion, to materially affect the Services or to be materially adverse to ADI.

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If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 60 calendar days after the event.

If this Agreement is terminated by one Party, such termination shall take effect only with respect to the Fund or Funds identified in the notice of termination.

5.2. If more than one Fund is subject to this Agreement,

this Agreement will terminate with respect to a particular Fund upon that Fund’s cessation of operations or liquidation, but that Fund will remain responsible for the charges and expenses payable under this Agreement with respect to that Fund through (90 calendar days after termination, which charges and expenses shall be payable in a lump sum upon notice of the cessation or liquidation.

5.3. Upon delivery of a termination notice, subject to the receipt by ADI of all then-due charges and expenses, ADI shall continue to provide the Services up to the effective date of the termination; thereafter, ADI shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by ADI. In the event of the termination of this Agreement, ADI shall provide exit assistance by promptly supplying requested Client Data to the applicable Fund Management entity to which the Client Data relates, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that a Fund wishes to retain ADI to perform additional transition or related post-termination services, including providing data and reports in new formats, the applicable entity and ADI shall agree in writing to the additional services and related charges and expenses in an amendment to Schedule A and/or Schedule B, as appropriate.

5.4. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of charges and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services performed by ADI for the Funds after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary ADI Associates shall not be liable to any Fund or Management for any action or inaction of any ADI Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ADI in the performance of ADI’s duties or obligations under this Agreement. Under no circumstances shall ADI Associates be liable to Fund or Management for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Every Fund shall indemnify, defend and hold harmless ADI Associates from and against Losses (including legal fees and costs to enforce this provision) that ADI Associates suffer, incur, or pay as a result of any Third Party Claim, Claim among the Parties or representation, warranty or covenant made herein by the Fund to ADI. Any expenses (including legal fees and costs) incurred by ADI Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Fund on a quarterly basis prior to the final disposition of such matter upon receipt by the Fund of an undertaking by ADI to repay such amount if it shall be determined that an ADI Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ADI Associates to each Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees and expenses paid by that Fund entity to ADI under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim. No provision of this agreement shall be interpreted to impose any obligation on a Fund for liabilities or expenses of another Fund or ADI Associates.

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6.2. ADI shall indemnify, defend and hold harmless each Fund from and against Losses (including legal fees and costs to enforce this provision) that the Fund suffers, incurs, or pays as a result of any Third Party Claim, Claim among the Parties or representation, warranty or covenant made herein by ADI to the Fund. Any expenses (including legal fees and costs) incurred by a Fund in defending or responding to any Claims (or in enforcing this provision) shall be paid by ADI on a quarterly basis prior to the final disposition of such matter upon receipt by ADI of an undertaking by the Fund to repay such amount if it shall be determined that the Fund is not entitled to be indemnified.

7.	Representations, Warranties and Covenants

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Each Fund represents and warrants to ADI that (i) it has actual authority to provide instructions and directions on behalf of itself and that all such instructions and directions are consistent with its Governing Documents and other corporate actions thereof and (ii) it will promptly notify ADI of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to the Funds that are relevant to the Services. Each Fund further represents, warrants and covenants to ADI that neither the Fund’s prospectus, marketing materials provided by Management or such Fund to ADI, nor any other information filed or made public by the Fund contains an untrue statement of material fact or omission of a material fact required to be stated or necessary in order to make the statements not misleading under the Securities Act of 1933, the Investment Company Act of 1940, or any other statute, regulation, self-regulatory organization rule or the common law.

7.3. ADI represents and warrants that it shall comply with all laws and regulations applicable to ADI, including the requirements imposed by the Securities Act of 1933 Act, the Securities Exchange Act of 1934 Act, the Financial Industry Regulatory Authority (“FINRA”) and any other governmental and/or self-regulatory organization rules, the laws and regulations of each jurisdiction in which ADI engages in offers and business generally.

7.4. ADI represents and warrants that it shall promptly notify each Fund in writing of legal or regulatory notices and proceedings that may reasonably be foreseen to have a material adverse effect on ADI specifically related to the Rights Offer.

7.5. ADI represents and warrants that it shall promptly notify each Fund in writing of any written customer complaints and legal or regulatory notices and proceedings specifically related to the Rights Offer.

7.6. ADI represents and warrants that it is registered with the U.S. Securities and Exchange Commission as a broker-dealer, is a member in good standing of FINRA and is duly licensed as a securities broker-dealer in all jurisdictions where such licensing is required.

8.	Client Data

8.1. The Funds (i) will provide or ensure that other Persons provide all Client Data to ADI in an electronic format that is acceptable to ADI (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ADI and the Funds or Management, all Client Data shall remain the property of the applicable Fund or Management entity to which such Client Data relate. Client Data shall not be used or disclosed by ADI other than in connection with providing the Services and as permitted under Section 11.2. ADI shall be permitted to act upon instructions from the Funds or Management with respect to the disclosure or disposition of Client Data related to a Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

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8.2. ADI shall maintain and store material Client Data used in the official books and records of a Fund for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	[Reserved]

10.	ADI Property

10.1. ADI Property is and shall remain the property of ADI or, when applicable, its Affiliates or suppliers. Neither any Fund nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ADI Property, except as specifically set forth herein. Neither any Fund nor any other person shall (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ADI to receive the same, any information concerning the ADI Property and each Fund shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. .Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a) In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b) In the case of ADI, to Fund and each ADI Associate, Fund Representative, investor, Fund bank or broker, Fund counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ADI’s duties under or enforcing this Agreement. ADI shall ensure compliance by ADI Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

(d) Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.3. ADI’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ADI shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ADI in connection with the Services.

11.4. Upon the prior written consent of a Fund, ADI shall have the right to identify Fund in connection with its marketing-related activities and in its marketing materials as a client of ADI. Upon the prior written consent of ADI, Fund shall have the right to identify ADI and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit ADI from using any Fund data (including Client Data) in tracking and reporting on ADI’s clients generally or making public statements about such subjects as its business or industry. Funds shall not in any communications with any Person, whether oral or written, make any representations stating or implying that ADI is (i) verifying the existence of any assets in connection with the investments, products or services of Funds, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Funds or any of their respective assets, investors or customers.

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12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to ADI (to each of):

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, CO 80203

Attention: General Counsel

E-mail:

If to Each Individual Fund:

Clough Global Dividend and Income Fund

Clough Global Equity Fund

Clough Global Opportunities Fund

1290 Broadway, Suite 1100

Denver, CO 80203

Attention: Secretary

E-mail:

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ADI Associate has authority to bind ADI in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of ADI. Each Party may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of such Party, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of such Party’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of each party related to the Services and the subject matter of this Agreement, and no Party shall have any liability to the other Party for, and each Party hereby waives to the fullest extent permitted by applicable law, recourse under, tort, misrepresentation or any other legal theory.

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13.6. Force Majeure. Neither party will be responsible for any Losses of property or any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. Each party shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of ADI hereunder shall not preclude ADI from providing services of a comparable or different nature to any other Person. The Funds understand that ADI may have relationships with Data Suppliers and providers of technology, data or other services to the Funds and ADI may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Funds will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ADI or its Affiliates without the consent of ADI; provided, however, that the foregoing shall not prevent a Fund from soliciting employees through general advertising not targeted specifically at any or all ADI Associates. If a Fund employs or engages any ADI Associate during the term of this Agreement or the period of 12 months thereafter, the Fund shall pay for any fees and expenses (including recruiters’ fees) incurred by ADI or its Affiliates in hiring replacement personnel as well as any other remedies available to ADI.

13.10. No Warranties. Except as expressly listed herein, ADI and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ADI disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12. Testimony. If ADI is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Funds in any Action to which a Fund is a party or otherwise related to the Fund , such Fund shall reimburse ADI for all costs and expensesset forth in Schedule B.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ADI Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS Distributors, Inc.	Clough Global Equity Fund

By:	By:

Name:	Name:

Title:	Title:

Clough Global Dividend and Income Fund	Clough Global Opportunities Fund

By:	By:

Name:	Name:

Title:	Title:

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	The Funds acknowledge that ADI’s ability to perform the Services is subject to the following dependencies:

(i)	The Funds, Management and other Persons that are not employees or agents of ADI whose cooperation is reasonably required for the ADI to provide the Services providing cooperation, information and, as applicable, instructions to ADI promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Funds, Management and other Persons that are not employees or agents of ADI remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to ADI Associates in connection with the Services by any Person.

(iv)	The Funds and Management informing ADI on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by a Fund under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

The following Services will be performed by ADI and, as applicable, are contingent on the performance by the Funds and Management of the duties and obligations listed.

B.       Services

1.	ADI will perform the following Services under this Agreement:

(i)	Conducting and engaging in webinars, market update calls, and meetings for and with financial intermediaries;

(ii)	Answering incoming calls regarding the Rights Offering from brokers and other intermediaries;

(iii)	Distributing sales literature and other communications (including electronic media) regarding the Funds, subject to review and approval of such material by the applicable Fund; and

(iv)	Other services reasonably contemplated in writing by a Fund and ADI.

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Schedule B

Expenses

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Schedule C

Funds

Fund	Organization
Clough Global Dividend and Income Fund, Clough Global Equity Fund, and Clough Global Opportunities Fund	Each a Delaware statutory trust

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